Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 29, 2024, relating to the financial statements and financial highlights of Simplify US Equity PLUS Bitcoin Strategy ETF (formerly, Simplify US Equity PLUS GBTC ETF) and the consolidated financial statements and financial highlights of Simplify Bitcoin Strategy PLUS Income ETF, each a series of Simplify Exchange Traded Funds, which are included in Form N-CSR for the year ended June 30, 2024, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Other Service Providers“, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 4, 2025